Exhibit 99.1

Contact Information:

Jim Burke
Harris Corporation
jim.burke@harris.com
321-727-9131

Vyomesh Joshi (VJ) Elected to Harris Corporation Board of Directors

MELBOURNE, Florida, August 27, 2013 – Harris Corporation (NYSE:HRS) has announced that Vyomesh I. Joshi has been elected to its Board of Directors, effective September 1, 2013.

Joshi, 59, retired in 2012 after a 32-year career at Hewlett-Packard Company, where he most recently was executive vice president of the company’s Imaging and Printing Group, responsible for all worldwide printing, scanning and digital camera platforms for the company. He joined HP in 1980 as a research and development engineer and went on to hold management positions of increasing responsibility within the company until his retirement.

“VJ is a visionary whose achievements, technology acumen and global experience make him a strong addition to our board,” said Thomas A. Dattilo, chairman of the Board of Directors.

“VJ’s in-depth knowledge of commercial technology and global markets will be invaluable to Harris as we continue to expand internationally and fully leverage our increasing investments in new technologies,” said William M. Brown, president and chief executive officer.

Joshi is a director of Wipro Limited and served as a member of the Board of Directors at Yahoo! Inc. from 2005 to 2012. He is a member of the Dean’s Advisory Council at The Rady School of Management at the University of California, San Diego.

He holds a master’s degree in Electrical Engineering from The Ohio State University.

A high-resolution photograph is available: Vyomesh Joshi

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at harris.com.